Exhibit 3.3
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EIDP, INC.
FIRST: The name of the corporation is EIDP, Inc. (the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of its registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as amended from time to time. The Corporation shall have all powers that may now or hereafter be lawful for a corporation to exercise under the DGCL.
FOURTH: The total authorized stock of the Corporation is as follows:
The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be One Billion Eight Hundred Twenty-Three Million (1,823,000,000), of which Twenty-Three Million (23,000,000) shares shall be Preferred Stock without par value (the “Preferred Stock”) and One Billion Eight Hundred Million (1,800,000,000) shares shall be Common Stock having a par value of Thirty Cents ($0.30) each (the “Common Stock”).
I.    The Preferred Stock may be issued from time to time in one or more series, each of such series to have such designation, preferences and relative, optional or other rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein, or in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.
II.

(a)
The 1,688,850 shares of the Corporation’s Preferred Stock issued and outstanding on April 25, 1947, shall constitute a series of Preferred Stock, designated as “Preferred Stock—$4.50 Series” (hereinafter sometimes called the “$4.50 Series Stock”). The Board of Directors may from time to time authorize the issuance of additional shares of Preferred Stock as $4.50 Series Stock.

(b)
The shares of $4.50 Series Stock shall bear dividends at the rate of Four Dollars and Fifty Cents ($4.50) per annum from and after April 25, 1947, provided, however, that any shares of said Series issued after April 25, 1947 shall bear dividends from and after such date or dates as the Board of Directors from time to time may determine.

(c)	In the event of any liquidation or dissolution or winding-up of the Corporation, whether voluntary or involuntary, the Preferred Stock—$4.50 Series shall entitle the holders thereof to be paid, in the event of any involuntary liquidation or dissolution or winding-up of the Corporation, One Hundred Dollars ($100.00) per share with all unpaid accumulated dividends thereon to the date of such payment or, in the event of any voluntary liquidation or dissolution or winding-up of the Corporation, One Hundred Fifteen Dollars ($115.00) per share with all unpaid accumulated dividends thereon to the date of such payment.

(d)	The Preferred Stock—$4.50 Series shall be subject to redemption on or before April 25, 1952 at One Hundred Twenty-Five Dollars ($125.00) per share and accumulated dividends thereon to the date of redemption, and thereafter at One Hundred Twenty Dollars ($120.00) per share and accumulated dividends thereon to the date of redemption, upon the terms and in the manner as hereinafter provided.
III.    Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this Article Fourth, to authorize the issue of one or more series of Preferred Stock in addition to the $4.50 Series Stock and with respect to each such series to fix by resolution or resolutions providing for the issue of such series:

(a)	The number of shares to constitute such series and the distinctive designation thereof;

(b)	The dividend rate on the shares of such series and the date or dates from which dividends shall accumulate;

(c)	The amount per share over and above any accumulated dividends thereon which the shares of such series shall be entitled to receive upon redemption;

(d)	The amount per share over and above accumulated dividends which such series shall be entitled to receive (1) upon involuntary liquidation or dissolution or winding-up of the Corporation, which amount shall not exceed $100.00 a share, and (2) upon voluntary liquidation or dissolution or winding-up of the Corporation; and

(e)	The rights, if any, which the shares of such series may have for conversion into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation.
All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which the initial dividends thereon shall accumulate; and all series shall rank equally and be identical in all respects, except as permitted in the foregoing provisions of this Article Fourth, Section III.
IV.    A new series of Preferred Stock without par value of the Corporation shall have the designation, the number of shares to be issued, the dividend rate, the redemption price and the amount payable upon liquidation or dissolution or winding-up of the Corporation with respect to such new series of Preferred Stock without par value as follows, such attributes to be in addition to the other provisions set forth in this Article Fourth, which are applicable to all shares of Preferred Stock without par value irrespective of any variations between the shares of Preferred Stock without par value of the different series.

(a)	The new series of Preferred Stock without par value of the Corporation is designated “Preferred Stock—$3.50 Series”;

(b)	Preferred Stock—$3.50 Series is authorized to be issued in the amount of 700,000 shares;

(c)	The dividend rate on the Preferred Stock—$3.50 Series shall be Three Dollars and Fifty Cents ($3.50) per share per annum and no more, and dividends on the 700,000 shares of Preferred Stock—$3.50 Series shall accumulate from and after April 25, 1947;

(d)	The amount per share over and above any accumulated dividends thereon which the shares of Preferred Stock—$3.50 Series shall be entitled to receive upon redemption is as follows: if redeemed on or before April 25, 1952, $107.00 a share; thereafter on or before April 25, 1955, $106.00 a share; thereafter on or before April 25, 1958, $105.00 a share; thereafter on or before April 25, 1961, $104.00 a share; thereafter on or before April 25, 1964, $103.00 a share, and thereafter, $102.00 a share; and

(e)	The amount per share over and above accumulated dividends which the shares of Preferred Stock—$3.50 Series shall be entitled to receive upon involuntary liquidation or dissolution or winding-up of the Corporation is $100.00 a share, and upon voluntary liquidation or dissolution or winding-up of the Corporation is $107.00 a share.

V.    The Preferred Stock shall entitle the holders thereof to receive, when and as declared from the surplus or net earnings of the Corporation, cumulative dividends, payable quarterly on such dates as the Board of Directors may determine, at the rates fixed herein or fixed by the Board of Directors for the respective series, as herein provided, and no more, which dividends shall be paid or set apart before any dividend shall be set apart or paid on the Common Stock. The dividend payment dates for all series of Preferred Stock shall be the same and no dividends shall be declared on any series in respect of any quarterly dividend payment unless there shall likewise be or have been declared on all shares of Preferred Stock of each other series at the time outstanding like proportionate dividends ratably in proportion to the respective annual dividend rates fixed therefor.
VI.    In the event of any liquidation or dissolution or winding-up of the Corporation, whether voluntary or involuntary, the Preferred Stock shall entitle the holders thereof to be paid the amounts fixed herein or fixed by the Board of Directors for the respective series as herein provided, including all unpaid accumulated dividends thereon to the date of such payment, before any amount shall be paid to the holders of the Common Stock of the Corporation.
Such payments to the holders of the Preferred Stock shall be made without preference or priority of one series over any other series and shall be made before any amount shall be paid to the holders of the Common Stock. If the assets of the Corporation distributable upon any such liquidation or dissolution or winding-up of the Corporation shall be insufficient to permit the payments to the holders of the Preferred Stock of the full amounts above provided for, including an amount equivalent to all unpaid accumulated dividends as aforesaid, the said assets shall be allocated to the respective series of Preferred Stock in the ratios that such aggregate liquidation value of the issued shares of each series bears to the aggregate liquidation value of the issued shares of all series of Preferred Stock as fixed for the respective series of Preferred Stock in the Certificate of Incorporation or in the resolution or resolutions of the Board of Directors providing for the issuance of the respective series, and shall be distributed among the holders of the respective series of Preferred Stock according to their respective shares.
VII.    The Preferred Stock of any series shall be subject to redemption at any time in whole or in part at the amount fixed herein, or fixed by the Board of Directors as herein provided, for the redemption of such series including an amount equivalent to all unpaid accumulated dividends thereon, upon not less than sixty (60) days’ notice addressed to the respective holders of record of the stock to be redeemed at their addresses as the same shall appear on the stock transfer records of the Corporation in such manner as the Board of Directors shall determine.
VIII.    The holders of the Preferred Stock shall have no voting power on any questions whatsoever except as otherwise provided by law, and except that in the event that the Corporation shall fail to pay any dividend on the Preferred Stock when it regularly becomes due and such default shall continue for the period of six (6) months, then until but not after such time as accumulated and unpaid dividends on all outstanding Preferred Stock of all series shall have been paid, the holders of the outstanding Preferred Stock shall have the exclusive right, voting separately and as a class, to elect two directors or, if the total number of directors of the Corporation be only three, then only one director, at each meeting of the stockholders of the Corporation held for the purpose of electing directors. At all meetings of stockholders held for the purpose of electing directors at which the holders of Preferred Stock shall have the exclusive right, voting separately and as a class, to elect any directors as aforesaid, the presence in person or by proxy of the holders of a majority of the outstanding shares of Preferred Stock shall be required to constitute a quorum of such class for the election of any directors by holders of Preferred Stock, as a class, provided, however, that the absence of a quorum of the holders of Preferred Stock shall not prevent the election at any such meeting or adjournment thereof of the remaining directors for whose election a class vote of the holders of Preferred Stock is not required, if the necessary quorum of the stockholders entitled to vote in the election of such remaining directors is present in person or by proxy in accordance with the bylaws of the Corporation; and provided further, that in the absence of a quorum of the holders of Preferred Stock, a majority of those holders of such Preferred Stock who are present in person or by proxy shall have power to adjourn the election of those directors to be elected by their class from time to time without notice other than announcement at the meeting until the requisite amount of holders of Preferred Stock shall be present in person or by proxy.
IX.    Whenever, at any time, full accumulated dividends as aforesaid for all past dividend periods and for the current dividend period shall have been paid, or declared and set apart for payment, on the then outstanding Preferred Stock, the Board of Directors may declare dividends on the Common Stock of the Corporation.
X.    Upon any liquidation or dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets and funds of the Corporation remaining, after the payments have been made to the holders of the Preferred Stock, as provided in this Article Fourth, Section VI, shall be divided and paid to the holders of the Common Stock according to their respective shares.
XI.    From time to time the Preferred Stock or the Common Stock may be increased according to law.
XII.    From time to time the Preferred Stock and the Common Stock may be issued in such amounts and proportions and for such consideration as may be fixed by the Board of Directors.
XIII.    No stockholder of the Corporation, of whatever class or series, shall have any preemptive or preferential right of subscription to any shares of any series of the Preferred Stock of the Corporation, authorized hereunder or under any amendment hereof, or to any obligations convertible into said Preferred Stock of any series of the Corporation, issued or sold, nor any right of subscription to any thereof other than such, if any, as the
Board of Directors of the Corporation in its discretion from time to time may determine, and the Board of Directors may issue said Preferred Stock of any series of the Corporation, or obligations convertible into said Preferred Stock of any series, without offering said Preferred Stock, or said obligations, either in whole or in part, to any stockholders of the Corporation.
No holder of any shares of the Preferred Stock of any series of the Corporation shall have any preemptive or preferential right of subscription to any shares of stock of any class of the Corporation, or to any obligations convertible into shares of stock of any class of the Corporation, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors of the Corporation in its discretion from time to time may determine.
FIFTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board of Directors of the Corporation is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the bylaws of the Corporation.
SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (I) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (II) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, (III) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto or (IV) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this Article Seventh nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Seventh shall eliminate or reduce the effect of this Article Seventh in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Seventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.
NINTH: The Board of Directors reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.